As filed with the Securities and Exchange Commission on May 6, 2026

Registration No. 333-273803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT (NO. 333-273803)

UNDER THE SECURITIES ACT OF 1933

PEAKSTONE REALTY TRUST
(Peakstone Realty Trust, Inc. as successor-by-conversion to Peakstone Realty Trust)

PKST OP, L.P.
(Exact name of registrant as specified in its charter)

Maryland (Peakstone Realty Trust) Delaware (PKST OP, L.P.)	225 Liberty St, FL 8, New York, NY 10281-1048 (212) 417-7000	46-4654479 (Peakstone Realty Trust) 26-3335688 (PKST OP, L.P.)
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

c/o Corporation Service Company,
251 Little Falls Drive,
Wilmington, Delaware 19808
(866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Brian Scrivani, Esq.
David Perechocky, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Peakstone Realty Trust, Inc., a Maryland corporation (as successor-by-conversion to, and formerly known as, Peakstone Realty Trust, a Maryland real estate investment trust) (the “Company”), and PKST OP, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-273803, filed with the SEC on August 8, 2023, as amended by Post-Effective Amendment No. 1 to the Registration Statement, filed with the SEC on February 20, 2025, as further amended by Post-Effective Amendment No. 2 to the Registration Statement, filed with the SEC on February 20, 2025, and as further amended by Post-Effective Amendment No. 3 to the Registration Statement, filed with the SEC on May 8, 2025.

On May 6, 2026, the Company completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2026, by and among BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P., each a Delaware limited partnership (collectively, “Parent”), Neon REIT Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“REIT Merger Sub”), Neon OP Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Operating Merger Sub”), the Company and the Operating Partnership. Pursuant to the Merger Agreement, at the closing of the transactions, (i) Operating Merger Sub merged with and into the Operating Partnership, with the Operating Partnership surviving the merger (the “Surviving Partnership” and such merger, the “Partnership Merger”), and (ii) immediately following the consummation of the Partnership Merger, REIT Merger Sub merged with and into the Company, with the Company surviving the merger (the “Surviving Entity” and such merger, together with the Partnership Merger, the “Mergers”). As a result of the Mergers, Parent (or subsidiaries thereof) became the sole common shareholders of the Surviving Entity, and the Surviving Partnership became wholly owned by Parent and the Surviving Entity (or subsidiaries thereof). On May 6, 2026, following the closing of the Mergers, the Company converted to a Maryland corporation and became known as Peakstone Realty Trust, Inc.

In connection with the closing of the Mergers, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on May 6, 2026.

PEAKSTONE REALTY TRUST, INC. (as successor-by-conversion to Peakstone Realty Trust)

By:	/s/ Gautam Huded
Name:	Gautam Huded
Title:	President

PKST OP, L.P.

By:	Peakstone Realty Trust, Inc. (as successor-by-conversion to Peakstone Realty Trust), its General Partner

By:	/s/ Gautam Huded
Name:	Gautam Huded
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.